UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported):  December 15, 2009

WELLSTAR INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	333-130295	20-1834908
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6911 Pilliod Road
Holland, Ohio 43528
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (419) 865-0069

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 15, 2009, Wellstar International, Inc. (the “Company”) filed a Certificate of Change with the State of Nevada to reverse split the outstanding and authorized common stock on a basis of one for 100 shares of common stock resulting in a decrease in the number of authorized issued and outstanding shares at the ratio of 100 for one.  No fractional shares shall be issued. In lieu of issuing fractional shares, the Company will issue to any shareholder who otherwise would have been entitled to receive a fractional share as a result of the reverse split an additional full share of its common stock.  The above transactions were approved by the Board of Directors of the Company.  The effective date of the reverse split was January 15, 2010.  As a result of the reverse split, the Company will have approximately 200,000,000 shares issued and outstanding and 200,000,000 shares of common stock authorized.

On January 14, 2010, the Company was informed by FINRA that it approved the reverse split for the Company which took effect at the open of business on January 15, 2010.  FINRA advised the Company that a “D” will be placed on the trading symbol as a 5th character.  The new Company symbol as of January 15, 2010 will be WLSID.  The “D” will remain as part of our symbol for 20 business days.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit
Number	Description

3.1	Certificate of Change to the Certificate of Incorporation (1)

(1)  Incorporated by reference to the Form 8-K Current Report filed by the Securities and Exchange Commission on December 18, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLSTAR INTERNATIONAL, INC.

Date: January 19, 2010	By:	/s/ John Antonio
Name: John Antonio
Title: CEO